Exhibit 99.2

OMNICELL, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

On January 5, 2016, Omnicell, Inc. (“Omnicell”, the “Company”) completed its previously announced acquisition of all of the membership interests of Aesynt Holding, L.P., Aesynt, Ltd. and Aesynt Coöperatief U.A. (collectively, “Aesynt”) pursuant to that certain securities purchase agreement dated as of October 29, 2015, by and among the Company, Omnicell International, Inc. and Aesynt (the “Securities Purchase Agreement”). The purchase price paid by the Company was approximately $280 million, including the repayment of Aesynt indebtedness and after adjustments provided for in the Securities Purchase Agreement. The acquisition was funded with cash-on-hand and borrowings under the Credit Agreement discussed in explanatory note 1, Description of Transaction and Basis of Presentation.

The acquisition of Aesynt is accounted for as a business combination in accordance with the Accounting Standards Codification Topic 805 “Business Combinations” (ASC 805) issued by the Financial Accounting Standards Board. We use our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired.

The following unaudited pro forma condensed combined financial statements are based upon the historical consolidated financial statements of Omnicell and Aesynt, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes based on current intentions and expectations relating to the combined business. The unaudited pro forma condensed combined balance sheet is presented as if the acquisition had occurred on December 31, 2015. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 are presented as if the acquisition had occurred on January 1, 2015. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the:

•
separate audited historical consolidated financial statements of Omnicell as of and for the year ended December 31, 2015, and the related notes, included in Omnicell’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission (“SEC”) on February 26, 2016.

•	separate audited historical consolidated financial statements of Aesynt as of and for the years ended September 30, 2015 and 2014, and the related notes, attached hereto as Exhibit 99.1.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated or that may be achieved in the future.

In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. The actual results reported by the combined company in periods following the acquisition may differ significantly from those reflected in these unaudited pro forma condensed combined financial statements for a number of reasons, including cost savings from operating efficiencies, synergies, asset dispositions or restructuring that could result from the acquisition. There were no intercompany transactions between Omnicell and Aesynt as of the dates and for the periods of these unaudited pro forma condensed combined financial statements.

The preliminary estimated purchase consideration, as calculated and described in Note 2 to the unaudited pro forma condensed combined financial statements, has been allocated to net tangible and intangible assets acquired based on their respective estimated fair values. We have made significant assumptions and estimates in determining the preliminary estimated purchase price consideration and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the estimated purchase price allocation period (not to exceed one year from the acquisition date) as we finalize the valuations of the net tangible and intangible assets. Differences between these preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements.

OMNICELL, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands)

	Historical		Pro Forma
	Omnicell	Aesynt	Adjustments		Pro Forma
	December 31, 2015		(Note 3)		Combined

Cash and cash equivalents	$82,217	$7,397	$(31,623)	(a)	$57,991
Restricted Cash	—	1,000	(1,000)	(a)	—
Accounts receivable, net of allowances	107,957	45,302	—		153,259
Inventories	46,594	23,810	421	(d), (e)	70,825
Prepaid expenses	19,586	—	3,227	(d)	22,813
Other current assets	7,774	5,934	(5,128)	(b), (d)	8,580
Total Current assets	264,128	83,443	(34,103)		313,468
Property and equipment, net	32,309	8,362	—		40,671
Long-term net investment in sales-type leases	14,484	—	—		14,484
Goodwill	147,906	22,248	111,141	(f)	281,295
Intangible assets, net	89,665	18,772	92,328	(f)	200,765
Long-term deferred tax assets	2,361	—	—		2,361
Other long-term assets	27,894	2,727	—		30,621
Total assets	$578,747	$135,552	$169,366		$883,665

Accounts payable	$22,646	$9,151	$—		$31,797
Accrued compensation	18,195	—	8,816	(d)	27,011
Accrued liabilities	30,133	19,823	(8,816)	(d)	41,140
Current maturity of long term debt	—	3,250	5,160	(b), (c)	8,410
Deferred gross profit	53,656	40,407	(11,514)	(d), (e)	82,549
Total Current liabilities	124,630	72,631	(6,354)		190,907
Long-term deferred service revenue	17,975	—	—		17,975
Long-term deferred tax liabilities	21,822	—	—		21,822
Long-term debt	—	58,500	180,141	(b), (c)	238,641
Other long-term liabilities	11,932	—	—		11,932
Total liabilities	176,359	131,131	173,787		481,277
Total stockholders’ equity	402,388	4,421	(4,421)	(g)	402,388
Total liabilities and stockholders’ equity	$578,747	$135,552	$169,366		$883,665

The accompanying notes are an integral part of this financial statement.

OMNICELL, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(in thousands)

	Historical
	Year ended		Pro Forma
	December 31, 2015	September 30, 2015	Adjustments		Pro Forma
	Omnicell	Aesynt	(Note 3)		Combined

Revenues:
Product	$388,397	$105,819	$2,334	(h), (i)	$496,550
Services and other revenues	96,162	84,311	(8,631)	(h), (i)	171,842
Total revenues	484,559	190,130	(6,297)		668,392
Cost of revenues:					—
Cost of product revenues	198,418	103,687	(16,082)	(f), (h), (i)	286,023
Cost of services and other revenues	38,211	—	34,381	(h)	72,592
Total cost of revenues	236,629	103,687	18,299		358,615
Gross profit	247,930	86,443	(24,596)		309,777
Operating expenses:					—
Research and development	35,160	15,760	—		50,920
Selling, general and administrative	167,581	68,300	(1,531)	(f) (j), (h)	234,350
Gain on the equity investment	(3,443)	—	—		(3,443)
	199,298	84,060	(1,531)		281,827
Income from operations	48,632	2,383	(23,065)		27,950
Interest and other income (expense), net	(2,388)	(5,126)	(2,503)	(j)	(10,017)
Income before taxes	46,244	(2,743)	(25,568)		17,933
Income taxes Expense	15,484	201	(9,588)	(k)	6,097
Net income	$30,760	$(2,944)	$(15,980)		$11,836
Net income per share:
Basic	$0.86		—		$0.33
Diluted	$0.84		—		$0.32
Shares used in computing income per share:
Basic	35,857		—		35,857
Diluted	36,718		523	(l)	37,241

The accompanying notes are an integral part of this financial statement.

1.	DESCRIPTION OF TRANSACTION AND BASIS OF PRO FORMA PRESENTATION

Description of Transaction

Acquisition of Aesynt
On January 5, 2016, the Company completed its acquisition of all of the membership interests of Aesynt pursuant to the Securities Purchase Agreement dated as of October 29, 2015, by and among the Company, Omnicell International, Inc. and Aesynt. The purchase price paid by the Company was approximately $280 million, including the repayment of Aesynt indebtedness and after adjustments provided for in the Securities Purchase Agreement. The acquisition was funded with borrowings under the Credit Agreement and cash-on-hand.
Execution of the Credit Agreement
On January 5, 2016, the Company, as borrower, entered into a $400 million senior secured credit facility pursuant to a Credit Agreement, by and among the Company, the lenders from time to time party thereto, Wells Fargo Securities, LLC, as Sole Lead Arranger and Wells Fargo Bank, National Association, as administrative agent (the “Credit Agreement”). The Credit Agreement provides for (a) a five-year revolving credit facility of $200 million (the “Revolving Credit Facility”) and (b) a five-year $200 million term loan facility (the “Term Loan Facility” and together with the Revolving Credit Facility, the “Facilities”). On January 5, 2016, the Company borrowed the full $200 million under the Term Loan Facility and $55 million under the Revolving Credit Facility to complete the acquisition of all of the membership interests of Aesynt and to pay related fees and expenses.
Loans under the Facilities bear interest, at the Company’s option, at a rate equal to either (a) the LIBOR Rate, plus an applicable margin ranging from 1.50% to 2.25% per annum based on the Company’s Consolidated Total Net Leverage Ratio (as defined in the Credit Agreement), or (b) an alternate base rate equal to the highest of (i) the prime rate, (ii) the federal funds rate plus 0.50%, and (iii) LIBOR for an interest period of one month, plus an applicable margin ranging from 0.50% to 1.25% per annum based on the Company’s Consolidated Total Net Leverage Ratio (as defined in the Credit Agreement). Undrawn commitments under the Revolving Credit Facility will be subject to a commitment fee ranging from 0.20% to 0.35% per annum based on the Company’s Consolidated Total Net Leverage Ratio on the average daily unused portion of the Revolving Credit Facility. A letter of credit participation fee ranging from 1.50% to 2.25% per annum based on the Company’s Consolidated Total Net Leverage Ratio will accrue on the average daily amount of letter of credit exposure.
Basis of Pro Forma Presentation
The acquisition of Aesynt is accounted for as a business combination in accordance with ASC 805. The accounting standards define the term “fair value” and set forth the valuation requirements for any asset or liability measured at fair value, and specifies a hierarchy of valuation techniques based on the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result, Omnicell may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Omnicell’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. We use our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired.
The unaudited pro forma condensed combined balance sheet is presented as if the acquisition had occurred on December 31, 2015. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 are presented as if the acquisition had occurred on January 1, 2015.
The unaudited pro forma adjustments described below were developed based on Omnicell’s management’s assumptions and estimates, including assumptions relating to the purchase price consideration and the allocation thereof to the assets acquired and liabilities assumed from Aesynt based on preliminary estimates of fair value. The final purchase consideration and the allocation of the purchase consideration may differ from that reflected in the unaudited pro forma condensed combined financial information after final valuation procedures are performed and amounts are finalized following the completion of the acquisition. The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial information does not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions or other restructuring that could result from the acquisition.

2. PRELIMINARY ESTIMATE OF PURCHASE PRICE CONSIDERATION AND RELATED ALLOCATION
Preliminary Estimate of Purchase Price Consideration
The following is a preliminary estimate of consideration transferred to effect the acquisition (in thousands):

Purchase Price Consideration
Cash on hand paid by Omnicell	$32,623
Term Loan Facility amount used for the acquisition	200,000
Revolving Credit Facility used for the acquisition	55,000
Less: Facilities associated fees	(7,948)
Less: One time expenses associated with Facilities	(53)
Total preliminary purchase price consideration	$279,622

Use of proceeds
Repayment of Aesynt' term loan on behalf of sellers	$62,505
Transaction related expenses paid on behalf of sellers	4,110
Payment to sellers	213,007
Total preliminary purchase price consideration	$279,622

Preliminary Allocation of Estimated Purchase Price to Assets Acquired and Liabilities Assumed
The following is the preliminary estimated allocation of the purchase price to the assets acquired and the liabilities assumed by Omnicell in the acquisition, reconciled to the purchase price transferred (in thousands):

Fair value
Cash and cash equivalent	$8,397
Accounts Receivable	45,302
Inventories	24,231
Other current assets	4,033
Property, plant and equipment	8,362
Goodwill (2)	133,389
Intangible assets (1)	111,100
Other non-current assets	2,727
Accounts payable	(9,151)
Deferred revenue	(28,893)
Accrued expenses and other liabilities	(19,875)
Net assets acquired	$279,622

(1)
As of the effective date of the acquisition, identifiable intangible assets are required to be measured at fair value. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets. Omnicell used an income approach to estimate the preliminary fair value of intangible assets. The acquired identifiable intangibles have a weighted-average useful life of approximately 9.1 years and will be amortized using straight-line method, except customer relationship which will be amortized using the double declining method. The definite-lived intangible assets include trade name, developed technologies, customer relationships, in-process technology, and backlog.

(2)
Goodwill is calculated as the difference between the estimated fair value of the consideration transferred and the estimated fair values of the assets acquired and liabilities assumed. Goodwill is not amortized.

For the purposes of the unaudited pro forma financial statements, the preliminary estimated purchase price consideration stated above has been allocated based on the preliminary estimates of the fair value of the assets acquired and liabilities assumed as of the balance sheet date presented. The final purchase price allocation will be based on the estimated fair values at the acquisition date and could vary significantly from the pro forma amounts.

3. PRO FORMA ADJUSTMENTS

This note should be read in conjunction with “Note 1. Description of Transaction and Basis of Presentation” and “Note 2. Preliminary Estimate of Purchase Price Consideration and Related Allocation”. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:
(a) - To record (i) cash-on-hand payment of $32.6 million for the purchase price consideration paid by Omnicell, and (ii) the reclassification of the restricted cash of $1.0 million due to the release of the restriction.
(b) - To eliminate Aesynt's Secured Note Payable and the associated unamortized deferred financing cost (in thousands):

Financial Statement Line	Description	Balance prior to adjustments	Additions	Releases / Write-Offs	Balance after the adjustments

Other current assets	Deferred Financing Cost	$5,934	$—	$(1,901)	$5,185
Current maturity of long term debt	Term Loan / Deferred Financing Cost	3,250	—	(3,250)	—
Long-term debt	Term Loan / Deferred Financing Cost	$58,500	$—	$(58,500)	$—
(c) - To record the term loan facility and revolving credit facility, including the deferred financing cost associated with these facilities, entered into by the Company as part of the Aesynt acquisition (in thousands):

Description	December 31, 2015
Short-Term Portion of Term Loan Facility	$10,000
Debit Issuance Costs, Current Portion - 5 years	(1,590)
Current maturity of long term debt	$8,410

Long-Term Portion of Term Loan Facility	$190,000
Debit Issuance Costs, L-T Portion - 5 years	(6,359)
Revolving Credit Facility	55,000
Long-Term Debt	$238,641

Year Ended
Description	December 31, 2015
Interest Expense related to the Facilities	$6,018
(d) - To adjust certain asset and liability accounts to conform to Omnicell’s presentation (in thousands):

Description	Amount
Reclassify prepaid expense from Other Current Assets to Prepaid Expenses	$3,227
Reclassify Accrued Liabilities to Accrued Compensation	8,816
Reclassify deferred cost from Inventory to Deferred Gross Profit	$3,530

(e) - To record preliminary fair value adjustments to Aesynt’s acquired inventory and assumed deferred gross margin (in thousands):

Description	Increase / (Decrease)
Inventory	$3,951
Deferred gross profit	$(7,984)

(f) - To (i) eliminate Aesynt’s historical identifiable goodwill of $22,248 thousands, intangible assets of $18,772 thousands, and related expenses of $7,481 thousands, and (ii) record preliminary fair value of goodwill of $133,389 thousands and intangible assets acquired in connection with the Aesynt acquisition and related amortization expense. The following table represents the intangible assets of $111,100 thousands acquired in connection with the Aesynt acquisition and the respective pro formal amortization expense (in thousands, except for estimated useful life):

Intangible	Preliminary Fair Value	Preliminary Estimated Useful Life (in years)	Amortization expense for Year Ended December 31, 2015	Line item in Statement of Operations
Trade Names	$700	1	$700	Selling, general, & administrative
Developed Technology	44,300	8	5,537	Cost of product revenue
Customer Relationships	38,200	16	4,511	Selling, general, & administrative
In-process R&D	3,700	-	—	-
Backlog	24,200	2	12,100	Cost of product revenue
Total	$111,100		$22,848
(g) - To record the adjustments to shareholders’ equity to eliminate Aesynt's historical equity (in thousands):

Description	Increase / (Decrease) of Equity
Eliminate Aesynt's stockholders’ equity	$(4,421)
(h) - To adjust certain statement of operations accounts to conform to Omnicell’s presentation (in thousands):

Description	Amount
Reclassify installation revenue from "Service Revenue" to "Product Revenue"	$5,024
Reclassify cost of revenues between "Product Cost" and "Service Cost"	34,381
Reclassify GPO fee from "Revenue" to cost to "SG&A Expense"	836
Reclassify freight out cost from "Cost of Revenues" to "SG&A Expense"	$1,786
(i) - To adjust revenue and cost of sales for purchase price adjustments recorded for deferred revenue fair value adjustment and inventory step-up (in thousands):

Description	Amount
Revenue:
To adjust "Product Revenue" for deferred revenue fair value adjustment recorded by Aesynt in fiscal year 2015	$638
To adjust "Service Revenue" for deferred revenue fair value adjustment recorded by Aesynt in fiscal year 2015	213
To adjust "Product Revenue" for deferred revenue fair value adjustment in connection with Aesynt acquisition	(4,164)
To adjust "Service Revenue" for deferred revenue fair value adjustment in connection with Aesynt acquisition	(3,820)
Total	$(7,133)

Cost of Revenue:
To adjust "Cost of Product Revenue" for inventory step-up recorded by Aesynt in fiscal year 2015	$(1,503)
To adjust "Cost of Product Revenue" for inventory step-up in connection with Aesynt acquisition	3,951
Total	$2,448
(j) - To record the effect of multiple elimination and adjustment to "operating expenses" and "Interest and other income (expense)" (in thousands):

Description	Amount	Line Item
To eliminate share based expense (SBC) recorded by Aesynt in fiscal year 2015	$(490)	Selling, general, & administrative
To eliminate interest expense recorded by Aesynt in fiscal year 2015	4,541	Interest and other income (expense), net
To eliminate amortization of deferred financing cost recorded by Aesynt in fiscal year 2015	564	Interest and other income (expense), net
To eliminate acquisition related expenses which would occur prior to January 1, 2015	(3,700)	Selling, general, & administrative
To record SBC expense for fiscal year 2015	2,307	Selling, general, & administrative
To record interest expense for fiscal year 2015	(6,018)	Interest and other income (expense), net
To record amortization of deferred financing cost for fiscal year 2015	$(1,590)	Interest and other income (expense), net
(k) - To adjust the income tax expense for the pro forma results of operations using the Omnicell fiscal year 2015 effective tax rate.
(l) - To calculate the dilution impact of shares granted to Aesynt employees.